Exhibit 99.1

Applied Optoelectronics Reports Second Quarter 2017 Results

Sugar Land, Texas, Aug. 03, 2017 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the internet datacenter, cable broadband, fiber-to-the-home (FTTH) and telecom markets, today announced financial results for its second quarter ended June 30, 2017.

“AOI achieved another record performance driven by strong demand for our market-leading datacenter products and continued improvement in our manufacturing costs and capacity expansion,” said Dr. Thompson Lin, Applied Optoelectronics, Inc. founder, president and CEO. “Our record gross margin and earnings demonstrate the strength of our business model and deep manufacturing know-how. We believe our ability to leverage our vertical integration and proprietary manufacturing processes to drive greater efficiencies and shorten our production cycle times sets AOI apart from others in the industry."

Lin continued, "We are pleased with our team’s continued solid execution in the quarter, which marked our ninth consecutive quarter of generating record datacenter revenue. However, as we look into the third quarter, we see softer than expected demand for our 40G solutions with one of our large customers that will offset the sequential growth and increased demand we expect in 100G. We believe AOI has a leading position in the advanced optics market and we continue to expand within our existing customer base as well as engage with new customers for 100G technologies and beyond.”

Second Quarter 2017 Financial Summary

•	Total revenue increased to $117.4 million, up 112% compared with $55.3 million in the second quarter 2016 and up 22% compared with $96.2 million in the first quarter of 2017.

•	GAAP gross margin increased to 45.4%, up from 31.3% in the second quarter 2016 and 43.1% in the first quarter of 2017. Non-GAAP gross margin increased to 45.5%, up from 31.4% in the second quarter 2016 and 43.2% in the first quarter of 2017.

•	GAAP net income increased to $29.1 million, or $1.43 per diluted share, compared with net income of $0.6 million, or $0.03 per diluted share in the second quarter 2016, and net income of $19.8 million, or $1.00 per diluted share in the first quarter of 2017. The effective GAAP income tax rate for the quarter was 15%.

•	Non-GAAP net income increased to $31.3 million, or $1.54 per diluted share, compared with non-GAAP net income of $2.8 million, or $0.16 per diluted share in the second quarter 2016, and non-GAAP net income of $21.8 million, or $1.10 per diluted share in the first quarter of 2017.

A reconciliation between all GAAP and non-GAAP information referenced above is contained in the tables below. Please also refer to “Non-GAAP Financial Measures” below for a description of these non-GAAP financial measures.

Third Quarter 2017 Business Outlook (+)

For the third quarter of 2017, the company currently expects:

•	Revenue in the range of $107 million to $115 million.
•	Non-GAAP gross margin in the range of 43.0% to 44.5%.
•	Non-GAAP net income in the range of $26.6 million to $29.4 million, and non-GAAP fully diluted earnings per share in the range of $1.30 to $1.43 using approximately 20.5 million shares.

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(+) Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

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Conference Call Information

The company will host a conference call and webcast today, Aug. 03, 2017 at 4:30 p.m. Eastern time / 3:30 p.m. Central time for analysts and investors to discuss its second quarter 2017 results and outlook for its third quarter 2017. Open to the public, investors may access the call by dialing (412) 717-9586. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available one hour after the call and will run for five business days and may be accessed by dialing (412) 317-0088 and entering passcode 10110503.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company's actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company's products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company's reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers' products or their rate of deployment of their products; general conditions in the internet datacenter, CATV, FTTH or Telecom markets; changes in the world economy (particularly in the United States and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company's documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company's business are set forth in the "Risk Factors" section of the company's quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "could," "would," "target," "seek," "aim," "believe," "predicts," "think," "objectives," "optimistic," "new," "goal," "strategy," "potential," "is likely," "will," "expect," "plan" "project," "permit" or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company's expectations.

Non-GAAP Financial Measures

We provide non-GAAP gross margin, non-GAAP net income (loss) after tax, and non-GAAP earnings per share to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP gross profit, we exclude stock-based compensation expense and non-recurring expenses, if any, from our GAAP gross profit. To arrive at our non-GAAP income (loss) after tax, we exclude all amortization of intangible assets, stock-based compensation expense, and non-recurring expenses, if any, from our GAAP net income (loss) after tax. Included in our non-recurring expenses in Q2 2017 are certain consulting fees, employee severance expenses, and certain non-recurring tax benefits. Our non-GAAP earnings per share is calculated by dividing our non-GAAP net income by the fully diluted share count. We believe that our non-GAAP measures are useful to investors in evaluating our operating performance for the following reasons:

•	We believe that elimination of items such as stock-based compensation expense and non-recurring expenses is appropriate because treatment of these items may vary for reasons unrelated to our overall operating performance;

•	We believe that non-GAAP measures provide better comparability with our past financial performance, period-to-period results and with our peer companies, many of which also use similar non-GAAP financial measures; and

•	We anticipate that investors and securities analysts will utilize non-GAAP measures to evaluate our overall operating performance.

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A reconciliation of our preliminary GAAP income (loss) after tax and GAAP earnings per share for Q2 2017 to our preliminary non-GAAP income (loss) after tax and earnings per share is provided below.

Non-GAAP measures should not be considered as an alternative to income (loss) after tax, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such other non-GAAP measures in the same manner.

About Applied Optoelectronics

Applied Optoelectronics, Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the internet datacenter, CATV broadband, fiber-to-the-home and telecom markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley & Chelsea Lish

+1-415-217-7722

ir@ao-inc.com

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Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	June 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Short term investments	$75,921	$52,000
Accounts Receivable, Net	73,759	49,766
Inventories	59,701	51,817
Other Receivables	6,099	1,501
Prepaid Expenses and Other Current Assets	3,032	2,468
Total Current Assets	218,512	157,552

Cash restricted for Construction in Progress	–	8
Property, Plant And Equipment, Net	165,154	144,098
Land Use Rights, Net	786	778
Intangible Assets, Net	4,007	3,993
Deferred Income Tax Assets	10,026	11,421
Other Assets	8,501	4,468
TOTAL ASSETS	$406,986	$322,318

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$53,321	$36,375
Accrued Expenses	13,850	14,452
Accrued Income Tax	4,947	974
Bank Acceptance Payable	–	307
Current Portion of Long Term Debt	4,552	7,865
Total Current Liabilities	76,670	59,973

Notes Payable and Long Term Debt	22,814	34,961
TOTAL LIABILITIES	99,484	94,934

STOCKHOLDERS' EQUITY
Total Preferred Stock	–	–
Common Stock	19	18
Additional Paid-in Capital	290,067	265,264
Cumulative Translation Adjustment	4,369	(885)
Retained Earnings (Accumulated Deficit)	13,047	(37,013)
TOTAL STOCKHOLDERS' EQUITY	307,502	227,384

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$406,986	$322,318

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Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
Revenue	2017	2016	2017	2016
CATV	$14,404	$9,521	$27,498	$17,252
Datacenter	99,298	41,280	178,892	80,260
FTTH	125	436	223	857
Other	3,544	4,017	6,982	7,307
Total Revenue	117,371	55,254	213,595	105,676

Total Cost of Goods Sold	64,089	37,952	118,841	74,121

Total Gross Profit	53,282	17,302	94,754	31,555

Operating Expenses:
Research and Development	8,073	7,814	15,505	16,210
Sales and Marketing	2,158	1,610	4,061	3,290
General and Administrative	8,786	5,906	16,608	11,639
Total Operating Expenses	19,017	15,330	36,174	31,139

Operating Income (Loss)	34,265	1,972	58,580	416

Other Income (Expense):
Interest Income	70	65	105	166
Interest Expense	(245)	(450)	(544)	(851)
Other Income (Expense)	192	(55)	156	(53)
Foreign Exchange Gain (Loss)	(128)	(877)	(700)	(545)
Total Other Income (Expense):	(111)	(1,317)	(983)	(1,283)

Net Income (Loss) before Income Taxes	34,154	655	57,597	(867)

Income Tax Benefit (Expense)	(5,083)	(52)	(8,737)	140

Net Income (Loss)	29,071	603	48,860	(727)
Net income (loss) per share attributable to common stockholders
basic	$1.52	$0.04	$2.59	$(0.04)
diluted	$1.43	$0.03	$2.45	$(0.04)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
basic	19,081	17,091	18,841	17,011
diluted	20,367	17,455	19,956	17,011

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Applied Optoelectronics, Inc.

Reconciliation of Statements of Operations under GAAP and Non-GAAP

(In thousands, except per share data)

(Unaudited)

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2017	2016	2017	2016
GAAP total gross profit (a)	$53,282	$17,302	$94,754	$31,555
Share-based compensation expense	134	50	212	87
Non-GAAP total gross profit (a)	53,416	17,352	94,966	31,642

GAAP net income (loss)	29,071	603	48,860	(727)
Amortization of intangible assets	120	112	238	222
Share-based compensation expense	2,260	975	3,767	1,783
Non-recurring charges	290	1,057	390	1,230
Loss (gain) from disposal of idle assets	2	40	2	40
Unrealized exchange loss (gain)	(101)	42	147	(368)
Non Recurring Tax benefit	(320)	0	(320)	0
Non-GAAP net income	31,322	2,829	53,084	2,180

GAAP diluted net income (loss) per share	$1.43	$0.03	$2.45	$(0.04)
Amortization of intangible assets	0.01	0.01	0.01	0.01
Share-based compensation expense	0.11	0.06	0.19	0.10
Non-recurring charges	0.01	0.06	0.02	0.07
Loss (gain) from disposal of idle assets	0.00	0.00	0.00	0.00
Unrealized exchange loss (gain)	(0.00)	0.00	0.01	(0.02)
Non Recurring Tax benefit	(0.02)	0.00	(0.02)	0.00
Non-GAAP diluted net income (loss) per share	$1.54	$0.16	$2.66	$0.12

Shares used to compute diluted earnings per share	20,367	17,455	19,956	17,971

(a) Provided for the purpose of calculating gross profit as a percent of revenue (gross margin).

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